Filed pursuant to Rule 424(b)(7)

File No. 333-204422

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.10 per share	16,097,875 shares	$30.015	$483,177,718.13	$56,000.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement shall also cover any additional shares of our common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of our common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act, based on $30.015 per share of common stock as the average of the high and low prices of the shares reported on the New York Stock Exchange on December 8, 2016.
(3)	Calculated in accordance with Rule 457(r) promulgated under the Securities Act.

Prospectus Supplement

(To Prospectus dated May 22, 2015)

FirstEnergy Corp.

16,097,875 Shares

Common Stock

This prospectus supplement relates to the resale from time to time of up to 16,097,875 shares of our common stock, par value $0.10 per share, by or on behalf of the FirstEnergy System Master Retirement Trust (the “Selling Shareholder”), a trust that holds the assets of the FirstEnergy Corp. Master Pension Plan (the “Pension Plan”). The shares of our common stock covered by this prospectus supplement are shares that we have contributed to the Selling Shareholder in a private transaction for the benefit of our employees who participate in the Pension Plan. The shares of common stock are held by The Bank of New York Mellon, the trustee of the Selling Shareholder (the “Trustee”), and may be offered for sale, from time to time, by the Selling Shareholder upon the instructions of State Street Bank and Trust Company, or its successor, in its capacity as the independent investment manager appointed to manage the shares of common stock being offered by this prospectus supplement (the “Investment Manager”).

The Selling Shareholder may sell the shares of common stock being offered by this prospectus supplement from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus supplement under “Plan of Distribution.” The Selling Shareholder may sell the shares, in negotiated transactions or otherwise, at the prevailing market price for the shares or at negotiated prices. We will not receive any of the proceeds from the sale of the shares and we will not be paying any underwriting discounts or commissions in this offering.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “FE.” On December 12, 2016, the last reported sale price of our common stock on the New York Stock Exchange was $31.06 per share.

An investment in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus dated May 22, 2015.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2016.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the accompanying prospectus dated May 22, 2015, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. For information about our common stock, see “Description of Common Stock” in this prospectus supplement and “Description of Common Stock and Preferred Stock” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, in the accompanying prospectus, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read this prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to under “Where You Can Find More Information” for information about us. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be found on the SEC’s website.

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

We are not making any representation to any purchaser of our common stock regarding the legality of an investment in our common stock by such purchaser. You should not consider any information in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult with your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in our common stock.

When we refer to “FirstEnergy,” “our company,” “we,” “our” and “us” in this prospectus supplement, we mean FirstEnergy Corp., an Ohio corporation, and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following:

•	the speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular;

•	the ability to experience growth in the Regulated Distribution and Regulated Transmission segments;

•	the accomplishment of our regulatory and operational goals in connection with our transmission investment plan, including, but not limited to, the proposed transmission asset transfer to Mid-Atlantic Interstate Transmission, LLC, and the effectiveness of our strategy to reflect a more regulated business profile;

•	changes in assumptions regarding economic conditions within our territories, assessment of the reliability of our transmission system, or the availability of capital or other resources supporting identified transmission investment opportunities;

•	the impact of the regulatory process and resulting outcomes on the matters at the federal level and in the various states in which we do business including, but not limited to, matters related to rates and the Electric Security Plan IV;

•	the impact of the federal regulatory process on Federal Energy Regulatory Commission (FERC)-regulated entities and transactions, in particular FERC regulation of wholesale energy and capacity markets, including PJM Interconnection, L.L.C. (PJM) markets and FERC-jurisdictional wholesale transactions;

•	FERC regulation of cost-of-service rates, including FERC Opinion No. 531’s revised Return on Equity methodology for FERC-jurisdictional wholesale generation and transmission utility service;

•	FERC’s compliance and enforcement activity, including compliance and enforcement activity related to North American Electric Reliability Corporation’s mandatory reliability standards;

•	the uncertainties of various cost recovery and cost allocation issues resulting from American Transmission Systems, Incorporated’s realignment into PJM;

•	economic or weather conditions affecting future sales and margins such as a polar vortex or other significant weather events, and all associated regulatory events or actions;

•	changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil prices, and their availability and impact on margins and asset valuations, including without limitation impairments thereon;

•	the risks and uncertainties at the Competitive Energy Services (CES) segment, including FirstEnergy Solutions Corp. and its subsidiaries and FirstEnergy Nuclear Operating Company, related to continued depressed wholesale energy and capacity markets, and the viability and/or success of strategic business alternatives, such as potential CES generating unit asset sales, the potential conversion of the remaining generation fleet from competitive operations to a regulated or regulated-like construct or the potential need to deactivate additional generating units;

•	the risks and uncertainties associated with a lack of viable alternative strategies regarding the CES segment, thereby causing FES to seek protection under the bankruptcy laws and the losses, liabilities and claims arising from such bankruptcy proceeding;

•	the continued ability of our regulated utilities to recover their costs;

•	costs being higher than anticipated and the success of our policies to control costs and to mitigate low energy, capacity and market prices;

•	other legislative and regulatory changes, and revised environmental requirements, including, but not limited to, the effects of the United States Environmental Protection Agency’s Clean Power Plan, Coal Combustion Residuals regulations, Cross-State Air Pollution Rule and Mercury and Air Toxics Standards programs, including our estimated costs of compliance, Clean Water Act (CWA) waste water effluent limitations for power plants, and CWA 316(b) water intake regulation;

•	the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including New Source Review litigation, or potential regulatory initiatives or rulemakings (including that such initiatives or rulemakings could result in our decision to deactivate or idle certain generating units);

•	the uncertainties associated with the deactivation of older regulated and competitive units, including the impact on vendor commitments, such as long-term fuel and transportation agreements, and as it relates to the reliability of the transmission grid, the timing thereof;

•	the impact of other future changes to the operational status or availability of our generating units and any capacity performance charges associated with unit unavailability;

•	adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to, the revocation or non-renewal of necessary licenses, approvals or operating permits by the Nuclear Regulatory Commission or as a result of the incident at Japan’s Fukushima Daiichi Nuclear Plant);

•	issues arising from the indications of cracking in the shield building at Davis-Besse;

•	the risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments, such as long-term fuel and transportation agreements;

•	the impact of labor disruptions by our unionized workforce;

•	replacement power costs being higher than anticipated or not fully hedged;

•	the ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates;

•	changes in customers’ demand for power, including, but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates;

•	the ability to accomplish or realize anticipated benefits from strategic and financial goals, including, but not limited to, the ability to continue to reduce costs and to successfully execute our financial plans designed to improve our credit metrics and strengthen our balance sheet through, among other actions, our cash flow improvement plan and other proposed capital raising initiatives;

•	our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins;

•	changing market conditions that could affect the measurement of certain liabilities and the value of assets held in our Nuclear Decommissioning Trusts, pension trusts and other trust funds, and cause us and/or our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated;

•	the impact of changes to significant accounting policies;

•	the ability to access the public securities and other capital and credit markets in accordance with our financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries;

•	further actions that may be taken by credit rating agencies that could negatively affect us and/or our subsidiaries’ access to financing, increase the costs thereof, increase requirements to post additional collateral to support, or accelerate payments under outstanding commodity positions, letters of credit and other financial guarantees, and the impact of these events on the financial condition and liquidity of FirstEnergy and/or its subsidiaries, specifically the subsidiaries within the CES segment;

•	the risks and uncertainties surrounding FirstEnergy’s need to obtain waivers from its bank group under FirstEnergy’s credit facilities caused by a debt to total capitalization ratio, as defined under each of such credit facilities, in excess of 65% resulting from impairment charges or other events at CES;

•	changes in national and regional economic conditions affecting us, our subsidiaries and/or our major industrial and commercial customers, and other counterparties with which we do business, including fuel suppliers;

•	the impact of any changes in tax laws or regulations or adverse tax audit results or rulings;

•	issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business;

•	the risks associated with cyber-attacks and other disruptions to our information technology system that may compromise our generation, transmission and/or distribution services and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information regarding our business, employees, shareholders, customers, suppliers, business partners and other individuals in our data centers and on our networks;

•	and the risks and other factors discussed from time to time in our SEC filings, and other similar factors.

Dividends declared from time to time on FirstEnergy Corp.’s common stock during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy Corp.’s Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in our filings with the SEC, including but not limited to the most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

FIRSTENERGY CORP.

FirstEnergy is a diversified energy holding company dedicated to safety, reliability and operational excellence. Our 10 electric distribution companies form one of the nation’s largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. FirstEnergy’s transmission operations include approximately 24,000 miles of lines and two regional transmission operation centers. Our generation subsidiaries control nearly 17,000 megawatts of capacity from a diversified mix of non-emitting nuclear, scrubbed coal, natural gas, hydroelectric and other renewables.

We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (330) 761-7897 and our Internet website is www.firstenergycorp.com. Information contained on our website shall not be incorporated into, or be a part of, this prospectus supplement.

To find out where you can obtain copies of our documents that have been incorporated by reference, see “Where You Can Find More Information.”

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the risks that are incorporated by reference herein from the sections captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, as well as risks identified in the Current Report on Form 8-K filed on December 6, 2016, together with all of the other information included in this prospectus supplement and the accompanying prospectus and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the described risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the value or trading price of our common stock could decline, and you could lose part or all of your investment.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks incorporated by reference herein. See “Cautionary Note Regarding Forward-Looking Statements” starting on page S-1 of this prospectus supplement.

SELLING SHAREHOLDER

The Selling Shareholder is a tax-qualified pension trust that holds the assets of the Pension Plan. The Selling Shareholder was created as a funding vehicle for the Pension Plan, which is a defined benefit pension plan maintained by us. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

On December 13, 2016, we contributed an aggregate of 16,097,875 shares of our common stock to the Selling Shareholder to fund certain of our future obligations to the Pension Plan. This prospectus supplement covers the resale of shares that may be offered for sale from time to time by the Investment Manager on behalf of the Selling Shareholder.

Subject to general investment guidelines approved by The FirstEnergy Corp. Investment Committee, as named fiduciary for the purpose of managing plan assets for the Selling Shareholder (the “Investment Committee”), the Investment Manager has sole discretionary authority to manage, and the sole power to vote and to dispose of, the shares of our common stock contributed by us. The Investment Manager is not affiliated with us. Prior to State Street Bank and Trust Company’s appointment as Investment Manager for the shares of common stock, we and the Investment Committee entered into an engagement agreement with State Street Bank and Trust Company pursuant to which State Street Bank and Trust Company acted as an independent fiduciary and investment manager for the purpose of determining whether to accept a contribution of shares of our common stock and the value of contributed shares of our common stock. In addition, separate from its role as Investment Manager, State Street Bank and Trust Company serves as a trustee in connection with the FirstEnergy Corp. Savings Plan. Furthermore, State Street Global Advisors, a division of State Street Bank and Trust Company, serves as an independent fiduciary and investment manager for shares of our common stock in the FirstEnergy Corp. Savings Plan. State Street Corporation, an affiliate of the Investment Manager, together with certain of its affiliates, beneficially owns 31,035,986 shares of our common stock, representing approximately 7.3% of the outstanding shares of our common stock as of the filing of State Street Corporation’s Schedule 13G with the SEC on February 12, 2016.

The Investment Committee, which is composed of certain of our executives and employees, has the power to revoke the appointment of the Investment Manager and to appoint new investment managers or to change the scope of the appointment of the Investment Manager. The Investment Committee has given the Investment Manager exclusive discretion over the shares of common stock contributed to the Selling Shareholder and registered hereby.

The shares of common stock are held on behalf of the Selling Shareholder by The Bank of New York Mellon, Room 625, BNY Mellon Center, Pittsburgh, Pennsylvania 15258, as the Trustee. FirstEnergy currently has ongoing banking relationships with the Trustee in the ordinary course of business and the Trustee acts as indenture trustee for debt securities of FirstEnergy and its subsidiaries. FirstEnergy expects to continue to have similar relationships with the Trustee in the future. The shares of common stock are held in a segregated investment account at the Trustee.

Pursuant to the registration rights agreement between us and State Street Bank and Trust Company, as independent fiduciary and investment manager (on behalf of the Selling Shareholder), dated December 13, 2016, we agreed, among other things, to supplement our shelf registration statement, of which the accompanying prospectus is a part, with this prospectus supplement to register the disposition from time to time of the shares contributed to the Selling Shareholder, subject to customary exceptions permitting us to suspend the use of the prospectus supplement from time to time.

The Selling Shareholder may offer and sell all or any portion of the shares of common stock covered by this prospectus supplement in separate transactions from time to time. As such, we cannot determine the number of such shares of common stock that will be sold, transferred or otherwise disposed of by the Selling Shareholder in any particular offering or the amount or percentage of shares of common stock that will be held by the Selling Shareholder upon termination of any particular offering. See “Plan of Distribution.”

Based on information supplied to us by the Selling Shareholder, the Selling Shareholder does not own any other shares of our common stock other than the 16,097,875 shares that were contributed to the Selling Shareholder by us and are being offered pursuant to this prospectus supplement.

The following table presents information regarding the Selling Shareholder and the shares that it may offer and sell from time to time under this prospectus supplement. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the Selling Shareholder may offer under this prospectus supplement. The Selling Shareholder may sell some, all or none of its shares. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares, except the registration rights agreement described above.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of shares beneficially owned prior to the offering is based on the 426,201,038 shares of our common stock actually outstanding as of December 6, 2016 plus the 16,097,875 shares contributed to the Selling Shareholder on December 13, 2016.

	Shares of Common Stock Beneficially		Number of Shares	Shares of Common Stock Beneficially
Security Holder	Owned Prior to the Offering		Being Offered	Owned After Offering
	Number	Percent		Number		Percent
FirstEnergy System Master Retirement Trust (1)	16,097,875	3.64%	16,097,875	0	(2)	0%

(1)	The address of the FirstEnergy System Master Retirement Trust is FirstEnergy Corp. Investment Committee, Attn: John Judge, Chairman, 76 South Main Street, Akron, Ohio 44308.
(2)	Assumes all offered shares are sold.

DESCRIPTION OF COMMON STOCK

The Selling Shareholder may offer from time to time up to 16,097,875 shares of our common stock, par value $0.10 per share. Our common stock is listed on the NYSE and trades under the symbol “FE.” As of December 6, 2016, we had 490,000,000 shares of authorized common stock, of which 426,201,038 shares were outstanding. For a further description of our common stock, please see “Description of Common Stock and Preferred Stock” beginning on page 5 in the accompanying prospectus.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the shares by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974 (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA

Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares by an ERISA Plan with respect to which the issuer or the selling shareholders are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, the shares should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Under ERISA Section 408(e) there is a statutory exception from the prohibited transaction rules for contributions of “qualifying employer securities.” A qualifying employer security includes stock of the plan sponsor, provided that immediately following the acquisition of the stock (i) the plan does not hold more than 25 percent of the issued and outstanding shares of the plan sponsor and (ii) at least 50 percent of the issued and outstanding shares of such stock is held by parties that are independent of the plan sponsor. In addition, the following requirements must be met: (i) the plan’s acquisition of the employer securities must be for adequate consideration, (ii) no commissions may be charged with respect to the acquisition, and (iii) immediately after the acquisition of employer securities, the fair market value of all employer securities held by the plan cannot exceed 10 percent of the fair market value of all plan assets.

Representation

Accordingly, by acceptance of a share, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the shares constitutes assets of any Plan or (ii) the purchase of the shares or the holding of the shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the shares (and holding the shares) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the shares.

Purchasers of the shares have the exclusive responsibility for ensuring that their purchase and holding of the shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or Similar Laws.

USE OF PROCEEDS

The proceeds from any sale of shares of common stock pursuant to this prospectus supplement are solely for the account of the Selling Shareholder and for the benefit of the Pension Plan. We will not receive any proceeds from any sale of shares by the Selling Shareholder.

PLAN OF DISTRIBUTION

The Selling Shareholder may, upon instructions of the Investment Manager, offer the shares from time to time, depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system on which shares of our common stock are then listed, through negotiated transactions or otherwise. The shares may be sold at prices and on terms then prevailing, at prices related to the then-current market price, at varying prices determined at the time of sale or at negotiated prices. The shares may be offered in any manner permitted by law, including through brokers, dealers or agents, and directly to one or more purchasers. Sales of the shares may involve:

•	block transactions in which the broker or dealer engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder, upon instructions of the Investment Manager, also may resell all or a portion of the shares in transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, rather than under this prospectus supplement, provided that it meets the criteria and conforms to the requirements of Rule 144.

The Selling Shareholder, upon instructions of the Investment Manager, may effect such transactions by selling shares of common stock to or through broker-dealers. Such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholder and may receive commissions from the purchasers of shares for whom they may act as agent in amounts to be negotiated. Such compensation may be received if the broker-dealer acts as either an agent or as a principal. The Selling Shareholder does not expect these discounts or commissions to exceed what is customary in the types of transactions involved. Any offering price, and any discounts or concessions allowed or reallowed or paid to dealers, may be changed from time to time.

The aggregate proceeds to the Selling Shareholder will be the sales price of the shares of common stock, less discounts and commissions, if any.

The SEC may deem the Selling Shareholder and any broker-dealers or agents who participate in the distribution of the shares to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. As a result, the SEC may deem any profits made by the Selling Shareholder as a result of selling the shares and any discounts, commissions or concessions received by any broker-dealers or agents to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, the Selling Shareholder will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To our knowledge, there are currently no plans, agreements, arrangements or understandings between the Selling Shareholder and any broker-dealer or agent regarding the sale or distribution of the shares. We have not engaged any broker-dealer or agent in connection with the distribution of the shares of common stock. Broker-dealers and agents, and their respective affiliates, may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers.

There can be no assurance that the Selling Shareholder (and the Investment Manager acting on its behalf) will sell any or all of the shares registered pursuant to this prospectus supplement. The Selling Shareholder (and the Investment Manager acting on its behalf) will act independently of us in making all decisions regarding the timing, manner, and size of each sale.

All of the shares of common stock to which this prospectus supplement relates will be listed on the New York Stock Exchange.

The Pension Plan is a “pension plan” as defined in the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Prohibited transactions under Title I of ERISA and Section 4975 of the Internal Revenue Code could arise if, absent an available exemption, a person or entity that is a “party in interest,” as defined under ERISA, or a “disqualified person,” as defined under the Internal Revenue Code, were to purchase any shares being offered by the Selling Shareholder. Any such potential purchaser should consult with counsel to determine whether an exemption is available with respect to any such purchase.

We will pay all expenses of the registration of the shares pursuant to the registration rights agreement, including, without limitation, SEC filing fees. The Selling Shareholder, to the extent permitted by applicable law, will bear the expense of any brokerage fees, commissions, agency fees and transfer taxes and legal fees incurred by the Investment Manager or the Selling Shareholder, if any. We have agreed to indemnify the Selling Shareholder (and its officers, directors, employees and agents) against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Shareholder (and its officers, directors, employees and agents) may be required to make because of those liabilities, in accordance with the registration rights agreement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Robert P. Reffner, Esq., Vice President and General Counsel of FirstEnergy Service Company, a wholly-owned subsidiary of FirstEnergy. As of September 30, 2016, Mr. Reffner beneficially owned approximately 33,992 shares of our common stock and 39,289 shares of unvested stock awards, which include performance shares and restricted stock units.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Please see “Where You Can Find More Information” in the accompanying prospectus. The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. In addition to the documents referred to under “Incorporation of Certain Documents by Reference” in the accompanying prospectus, at the date of this prospectus supplement, we incorporate by reference the following documents (other than any portions thereof, which under the Exchange Act, and applicable SEC rules are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K filed January 19, 2016, April 5, 2016, April 28, 2016, May 17, 2016, July 22, 2016, August 3, 2016 and December 6, 2016; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before all of the common stock is sold in this offering.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Requests for these reports or documents must be made to:

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Shareholder Services

(330) 761-7897

PROSPECTUS

FirstEnergy Corp.

Common Stock

Preferred Stock

Debt Securities

Warrants

This prospectus relates to common stock, preferred stock, debt securities and warrants that FirstEnergy Corp. or selling security holders may offer from time to time. Our preferred stock, debt securities and warrants may be convertible into or exchangeable for shares of our common stock or other securities. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions that we will determine at the time of the offering.

We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “FE.”

Investing in these securities involves certain risks. See “Risk Factors” on page 4 to read about factors you should consider before investing in our securities.

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements or commissions. Selling security holders may also offer and sell their securities from time to time on terms described in the applicable prospectus supplement. See the “Plan of Distribution” section beginning on page 18 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 22, 2015

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. The prospectus supplement may also add, update or change information contained in this prospectus, including information about us, contained in this prospectus. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of the applicable document. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

In this prospectus, unless the context indicates otherwise, the words “FirstEnergy,” “the company,” “we,” “our,” “ours” and “us” refer to FirstEnergy Corp. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein and therein include forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following:

•	The speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular.

•	The ability to experience growth in the Regulated Distribution and Regulated Transmission segments and to successfully implement our revised sales strategy for the Competitive Energy Services segment.

•	The accomplishment of our regulatory and operational goals in connection with our transmission investment plan, pending transmission rate case and the effectiveness of our repositioning strategy to reflect a more regulated business profile.

•	Changes in assumptions regarding economic conditions within our territories, assessment of the reliability of our transmission system, or the availability of capital or other resources supporting identified transmission investment opportunities.

•	The impact of the regulatory process on the pending matters at the federal level and in the various states in which we do business including, but not limited to, matters related to rates and the ESP IV in Ohio.

•	The impact of the federal regulatory process on entities and transactions regulated by the Federal Energy Regulation Commission, or FERC, in particular FERC regulation of wholesale energy and capacity markets, including PJM Interconnection LLC, or PJM, markets and FERC-jurisdictional wholesale transactions; FERC regulation of cost-of-service rates, including FERC Opinion No. 531’s revised return on equity methodology for FERC-jurisdictional wholesale generation and transmission utility service; and FERC’s compliance and enforcement activity, including compliance and enforcement activity related to the North American Electric Reliability Corporation’s, or NERC, mandatory reliability standards.

•	The uncertainties of various cost recovery and cost allocation issues resulting from American Transmission Systems, Incorporated’s realignment into PJM.

•	Economic or weather conditions affecting future sales and margins such as a polar vortex or other significant weather events, and all associated regulatory events or actions.

•	Changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil, and their availability and impact on retail margins.

•	The continued ability of our regulated utilities to recover their costs.

•	Costs being higher than anticipated and the success of our policies to control costs and to mitigate low energy, capacity and market prices.

•	Other legislative and regulatory changes, and revised environmental requirements, including, but not limited to, proposed greenhouse gas emission and water discharge regulations and the effects of the U.S. Environmental Protection Agency’s coal combustion residuals regulations, Cross-State Air Pollution Rule, mercury and air toxics standards, including our estimated costs of compliance, and Clean Water Act 316(b) water intake regulation.

•	The uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including New Source Review litigation, or potential regulatory initiatives or rulemakings (including that such initiatives and rulemakings could result in our decision to deactivate or idle certain generating units).

•	The uncertainties associated with the deactivation of certain older regulated and competitive fossil units, including the impact on vendor commitments, and the timing thereof as they relate to the reliability of the transmission grid.

•	The impact of other future changes to the operational status or availability of our generating units.

•	Adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the Nuclear Regulatory Commission, or the NRC, or as a result of the incident at Japan’s Fukushima Daiichi Nuclear Plant).

•	Issues arising from the indications of cracking in the shield building at Davis-Besse.

•	The risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments.

•	The impact of labor disruptions by our unionized workforce.

•	Replacement power costs being higher than anticipated or not fully hedged.

•	The ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates.

•	Changes in customers’ demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates.

•	The ability to accomplish or realize anticipated benefits from strategic and financial goals, including, but not limited to, the ability to continue to reduce costs and to successfully execute our financial plans designed to improve our credit metrics and strengthen our balance sheet through, among other actions, our previously-implemented dividend reduction, our cash flow imitative project and our other proposed capital raising initiatives.

•	Our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins.

•	Changing market conditions that could affect the measurement of certain liabilities and the value of assets held in our Nuclear Decommissioning Trusts, pension trusts and other trust funds, and cause us and/or our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated.

•	The impact of changes to material accounting policies.

•	The ability to access the public securities and other capital and credit markets in accordance with our announced financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries.

•	Actions that may be taken by credit rating agencies that could negatively affect us and/or our subsidiaries’ access to financing, increase the costs thereof, and increase requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees.

•	Changes in national and regional economic conditions affecting us, our subsidiaries and/or our major industrial and commercial customers, and other counterparties with which we do business, including fuel suppliers.

•	The impact of any changes in tax laws or regulations or adverse tax audit results or rulings.

•	Issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business.

•	The risks associated with cyber-attacks on our electronic data centers that could compromise the information stored on our networks, including proprietary information and customer data.

•	The risks and other factors discussed from time to time in our SEC filings, and other similar factors.

Dividends declared from time to time on our common stock during any period may in the aggregate vary from prior periods due to circumstances considered by our Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any current intention to update, except as required by law, any forward-looking statements contained herein or in the information incorporated by reference as a result of new information, future events or otherwise.

THE COMPANY

FirstEnergy is a diversified energy holding company dedicated to safety, reliability and operational excellence. Our 10 electric distribution companies form one of the nation’s largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. Our generation subsidiaries control nearly 17,000 megawatts of capacity from a diversified mix of scrubbed coal, non-emitting nuclear, natural gas, hydro and other renewables.

We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (800) 736-3402 and our Internet website is www.firstenergycorp.com. Information contained on our website shall not be incorporated into, or be a part of, this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm or otherwise impact our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds we receive from issuance of the securities offered under this prospectus for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. General corporate purposes may include, but are not limited to, financing and operating activities, capital expenditures, acquisitions, maintenance of our assets and refinancing our existing indebtedness.

Unless the applicable prospectus supplement indicates otherwise, we will not receive any proceeds from the sale of securities by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. We have not presented a ratio of earnings to combined fixed charges and preferred stock dividends because we did not have preferred stock outstanding during any such periods. Therefore, our ratio of earnings to combined fixed charges and preferred dividends for any given period is equivalent to our ratio of earnings to fixed charges.

	Year Ended December 31,					Three Months Ended March 31, 2015
	2010	2011	2012	2013	2014
Consolidated Ratio of Earnings to Fixed Charges	1.98	2.17	2.08	1.45	1.09	2.16

“Earnings” for purposes of the calculation of Ratio of Earnings to Fixed Charges have been computed by adding to “Income from continuing operations” total interest and other charges, before reduction for amounts capitalized and deferred, capitalized interest, provision for income taxes (benefits) and the interest element of rentals charged to income. “Fixed charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements, before reduction for amounts capitalized and deferred, and the interest element of rentals charged to income.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Certain provisions of our Amended Articles of Incorporation, as amended, or Articles of Incorporation, and Amended Code of Regulations, as amended, or Code of Regulations, are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Articles of Incorporation and Code of Regulations.

We are authorized by our Articles of Incorporation to issue 490,000,000 shares of common stock, par value $.10 per share, of which 422,078,619 shares were issued and outstanding as of April 30, 2015. The common stock outstanding is, and the common stock offered pursuant to this prospectus will be, fully paid and non-assessable.

We are also authorized by our Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which none are issued and outstanding. Our Articles of Incorporation give our board of directors authority to issue preferred stock from time to time in one or more classes or series and to fix the designations, powers, preferences, limitations and relative rights of any series of preferred stock that we choose to issue, including, without limitation, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such series. Such preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy. Prior to the issuance of a new series of preferred stock, we will amend our Articles of Incorporation, designating the stock of that series and the terms of that series. We will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the amendment to our Articles of Incorporation establishing the terms of the preferred stock with the SEC.

Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend. Future dividends will depend on our future earnings and the ability of our regulated subsidiaries to pay cash dividends to us which are subject to certain regulatory limitations and also subject to charter and indenture limitations for some of those subsidiaries that may, in general, restrict the amount of retained earnings available for these dividends. These limitations, however, do not currently materially restrict payment of these dividends.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities.

Voting Rights

The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of common stock held as of the record date for the meeting. Under our Articles of Incorporation, the voting rights, if any, of our preferred stock may differ from the voting rights of our common stock. The holders of our common stock are not entitled to cumulate their votes for the election of directors.

Approval of at least 80% of the voting power of our outstanding shares must be obtained in order to amend or repeal, or adopt any provision inconsistent with, the provisions of our Articles of Incorporation dealing with, among other things:

•	the right of the board of directors to establish the terms of unissued shares or to authorize our acquisition of our outstanding shares;

•	the absence of cumulative voting and preemptive rights; or

•	the requirement that at least 80% of the voting power of our outstanding shares must approve the foregoing.

In addition, the approval of at least 80% of the voting power of our outstanding shares must be obtained to amend or repeal the provisions of our Code of Regulations dealing with, among other things:

•	the time and place of shareholders’ meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings;

•	the number, election and terms of directors, the manner of filling vacancies on the board of directors, the removal of directors or the manner in which directors are nominated;

•	the indemnification of officers, directors, employees or agents; or

•	the requirement that at least 80% of the voting power of our outstanding shares must approve the foregoing.

Adoption of amendments to our Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of our assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter which would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of our outstanding shares, unless our board of directors provides otherwise by resolution, in which case, these matters will require the approval of a majority of the voting power of our outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class.

Ohio Law Anti-takeover Provisions

Several provisions of the Ohio Revised Code, or ORC, may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions include Chapter 1704 (Business Combinations), Section 1701.831 (Control Share Acquisitions) and Section 1707.041 (Control Bids).

The ORC’s Business Combination, Control Share Acquisition and Control Bids provisions are set forth in summary below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all sections of the ORC.

Chapter 1704 of the ORC applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation in the election of directors.

Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

Under Section 1701.831 of the ORC, unless the articles of incorporation, the regulations adopted by the shareholders, or the regulations adopted by the directors pursuant to division (A)(1) of Section 1701.10 of the ORC provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s disinterested shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of that corporation in respect of which the person may exercise or direct the exercise of voting power, would enable that person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise levels of voting power of the corporation in the election of directors in any of the following ranges: at least 20% but less than 33-1/3%; at least 33-1/3% but no more than 50%; or more than 50%.

We have not opted out of the application of either Chapter 1704 or Section 1701.831.

Section 1707.041 of the ORC regulates certain “control bids” for corporations in Ohio with certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees, the subject corporation and the Ohio Division of Securities. Control bids include the purchase of or offer to purchase any equity security of such a corporation from a resident of Ohio if, after the purchase of that security, the offeror would be directly or indirectly the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the corporation. Information that must be provided in connection with a control bid includes a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject corporation, sell its assets, effect a merger or consolidation of the corporation, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject corporation or of any of its subsidiaries or affiliates, change or reduce its work force or the work force of any of its subsidiaries or affiliates, or make any other major change in the corporation’s business, corporate structure, management personnel or policies of employment.

Anti-takeover Effects

Some of the supermajority provisions of our Articles of Incorporation and Code of Regulations and the rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

In addition, our Code of Regulations contains certain advance notice provisions for which shareholders must comply in order to bring business before an annual meeting of shareholders or nominate candidates for our board of directors.

Shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must follow the advance notice procedures described in our Code of Regulations. In general, the shareholder must deliver a written notice to our Corporate Secretary describing the proposal and the shareholder’s interest in the proposal not less than 30 nor more than 60 calendar days prior to the annual meeting. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Shareholders can nominate candidates for our board of directors. However, a shareholder must follow the advance notice procedures described in Regulation 14(c) of our Code of Regulations. In general, a shareholder must submit a written notice of the nomination which includes the information required by our Code of Regulations to our Corporate Secretary not less than 30 nor more than 60 calendar days prior to the annual meeting of shareholders. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Limitation on Directors’ Liability

Under Section 1701.59(D) of the ORC, unless the articles or the regulations of a corporation state by specific reference that this provision of Ohio law does not apply, a director is liable for monetary damages for any action or omission as a director only if it is proven by clear and convincing evidence that this act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This provision, however, does not affect the liability of directors under Section 1701.95 of the ORC, which relates to:

•	the payment of dividends or distributions, the making of distributions of assets to shareholders or the purchase or redemption of the corporation’s shares, contrary to the law or the corporation’s articles;

•	the distribution of assets to shareholders during the winding up of our affairs by dissolution or otherwise, if creditors are not adequately provided for; and

•	the making of certain loans to officers, directors or shareholders, other than in the usual course of business, without approval by a majority of the disinterested directors of the corporation who determined that the loan could reasonably be expected to benefit the corporation.

Section 1701.59(D) applies to our board of directors because our Articles of Incorporation and Code of Regulations do not specifically exclude its applicability. This may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors based on their actions or omissions, even though such a lawsuit, if successful, might otherwise have benefited us and our shareholders.

No Preemptive or Conversion Rights

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Shares of our common stock are traded on the New York Stock Exchange under the symbol “FE.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, New York, 10272-2016.

DESCRIPTION OF DEBT SECURITIES

The debt securities that we may offer from time to time by this prospectus will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture, dated as of November 15, 2001, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which such particular terms modify the terms of the indenture or otherwise vary from the terms and provisions set forth below will be described in the prospectus supplement relating to those debt securities.

The indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. You should read the indenture incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.

If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

There is no requirement under the indenture that future issues of our debt securities be issued under the indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities. The provisions of any such other indentures or documentation will be described in the applicable prospectus supplement.

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series and may be convertible or exchangeable. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock or other securities of ours or of a third party. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or in one or more officer’s certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

•	title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date for that interest;

•	the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or how the rate or rates will be determined and the date or dates from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the place or places, if any, in addition to the office of the trustee, where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to purchase or redeem the debt securities;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	whether the debt securities will be issued in book-entry form, represented by one or more global securities certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or its nominee, and if so, the identity of the depositary;

•	any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

•	the terms, if any, pursuant to which the debt securities of such series, or any tranche thereof, may be converted into or exchanged for shares of capital stock or other securities of FirstEnergy or any other person;

•	any collateral security, assurance or guarantee for the debt securities; and

•	any other specific terms applicable to the debt securities.

Unless we otherwise indicate in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000 in excess thereof.

Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the indenture or the debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

Security and Ranking

The debt securities will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. As of March 31, 2015, not including the indebtedness of our subsidiaries, we had approximately $6.075 billion of senior indebtedness outstanding consisting of our senior notes and obligations under bank credit facilities, but excluding guarantees. None of such indebtedness is secured. We have no subordinated indebtedness or preferred securities outstanding.

We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities or to make any funds available for payment of amounts due on our debt securities.

Because we are a holding company, our obligations under the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of our debt securities, to participate in the liquidation of assets of any subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness, other liabilities, and preferred securities, of the subsidiary, senior to that held by us. As of March 31, 2015, our subsidiaries had approximately $16.233 billion of indebtedness outstanding consisting of first mortgage bonds, senior notes, promissory notes and obligations under bank credit facilities, but excluding capital lease obligations and guarantees. Our subsidiaries have no preferred securities outstanding.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, we will pay interest on our debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable (See Section 307).

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate. (See Sections 301, 403 and 404.)

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender the debt security for redemption. (See Section 405.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 406.)

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 404.)

Registration, Transfer and Exchange

The debt securities will be issued without interest coupons and in denominations that are even multiples of $1,000, unless otherwise indicated in the applicable prospectus supplement. Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor, unless otherwise indicated in the applicable prospectus supplement. (See Section 305.)

Unless we otherwise indicate in the applicable prospectus supplement, debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture. (See Section 305.)

In the event of any redemption of debt securities of any series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Limitation on Liens

The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any capital stock of any subsidiary now or hereafter directly owned by us, to secure any indebtedness without also equally and ratably securing the outstanding debt securities of that series and all other indebtedness entitled to be so secured. (See Section 608.)

This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:

•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time we acquire it or within one year after that time to secure the purchase price for the capital stock;

•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time we acquire it, whether or not we assume the secured obligations; or

•	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

•	the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30- day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

•	the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

•	so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired. (See Section 608.)

Unless we otherwise specify in the prospectus supplement for a particular series of debt securities, we may, without securing the debt securities of that series, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any subsidiary now or hereafter owned by us to secure any indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such indebtedness, does not exceed 10% of our consolidated net tangible assets. (See Section 608.) Our consolidated net tangible assets as of March 31, 2015 were approximately $39 billion.

For purposes of this covenant, “consolidated net tangible assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt expense; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests. These amounts will be determined in accordance with accounting principles generally accepted in the United States.

The foregoing limitation does not limit in any manner:

•	our ability to place liens on any of our assets other than the capital stock of subsidiaries that we directly own;

•	our ability to cause the transfer of our assets or those of our subsidiaries, including the capital stock covered by the foregoing restrictions; or

•	the ability of any of our subsidiaries to place liens on any of their assets.

Consolidation, Merger, Conveyance, Sale or Transfer

We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:

•	the successor is an entity organized and existing under the laws of the United States of America or any State or the District of Columbia;

•	the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe; and

•	immediately after giving effect to the transactions, no event of default with respect to any series of debt securities issued under the indenture and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities issued under the indenture, will have occurred and be continuing. (See Section 1101.)

Modification of the Indenture

Under the indenture or any supplemental indenture, our rights and the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

•	change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the coin or currency (or other property) in which any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date that payment is due and payable or, in the case of redemption, on or after the date fixed for such redemption;

•	reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the indenture or for waiver by the holders of certain of their rights; or

•	modify certain provisions of the indenture. (See Section 1202.)

An “original issue discount security” means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

•	to add additional events of default;

•	to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, the change, elimination, or addition will become effective only:

•	when the consent of the holders of debt securities of the series has been obtained in accordance with the indenture; or

•	when no debt securities of the series remain outstanding under the indenture;

•	to provide collateral security for all of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for all or any series of debt securities;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

Events of Default

An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:

•	failure to pay interest on the debt securities of that series for 30 days after payment is due;

•	failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

•	failure to perform other covenants in the indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

•	any other event of default included in the supplemental indenture or officer’s certificate for that series of debt securities. (See Section 801.)

An event of default regarding a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities.

We will be required to file with the trustee annually an officer’s certificate as to the absence of default in performance of all covenants in the indenture. (See Section 606.) The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal of, or premium, if any, or interest on, the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so. (See Section 902.)

The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest, if any, on all debt securities of the series,

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

•	all amounts due to the trustee under the indenture; and

•	any other event of default with respect to the debt securities of that series has been cured or waived as provided in the indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (See Section 802.)

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity. (See Section 903.)

Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction. (See Section 812.)

Satisfaction and Discharge

We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we

•	irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

•	deliver to the trustee:

•	a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

•	if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

•	an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described under the second bulleted item above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in “—Limitation on Liens.” Our indebtedness under those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented by those debt securities. (See Section 701.)

The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. (See Section 702.) All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent. (See Section 603.)

Resignation or Removal of Trustee

The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day. (See Section 910.)

The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing at least a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee. (See Section 910.)

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities, securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement for any offering of warrants will describe the following terms of the warrants:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, in which the price of the warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	anti-dilution provisions of the warrants, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the name of the warrant agent;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell securities through one or more underwriters or dealers, directly to one or more purchasers, through agents, pursuant to forward contracts or through a combination of any of these sale methods, or through any other methods described in a prospectus supplement. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, selling commissions, agency fees and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers or agents; and

•	any securities exchange or market on which the securities may be listed.

We may distribute the securities offered under this prospectus from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing markets prices or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements.

Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use underwriters for a sale of securities, we will enter into an underwriting agreement with the underwriters at the time of sale of those securities. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

If we use dealers in a sale, unless we inform you otherwise in a prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale.

We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act. Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

Sales by Selling Security Holders

Selling security holders may use this prospectus in connection with resales of securities they hold as described in the applicable prospectus supplement. The applicable prospectus supplement will identify the selling security holders, the terms of the securities and any material relationships we have with the selling security holders. Selling security holders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise provided in a prospectus supplement, the selling security holders will receive all the proceeds from the sale of the securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Robert P. Reffner, Esq., Vice President and General Counsel of FirstEnergy Service Company, a wholly-owned subsidiary of FirstEnergy, and Akin Gump Strauss Hauer & Feld

LLP, New York, New York. As of April 30, 2015, Mr. Reffner beneficially owned approximately 30,134 shares of our common stock and 39,707 shares of unvested stock awards, which include restricted stock, performance shares and restricted stock units. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. These reports and other information can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This material is also available from the SEC’s website at http://www.sec.gov or from our website at http://www.firstenergycorp.com/ir. Information available on our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K). These documents contain important information about us and our finances.

We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015; and

•	our Current Reports on Form 8-K and Form 8-K/A filed January 23, 2015, March 18, 2015, May 19, 2015 and May 22, 2015.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Shareholder Services

(800) 631-8945

16,097,875 Shares

FirstEnergy Corp.

Common Stock

Prospectus Supplement

December 13, 2016